Exhibit 10.46
CSK AUTO, INC.
March 31, 2008
Brian Woods
[Address]
Dear Brian:
     In connection with your employment by CSK Auto, Inc. (the “Company”), the Company currently reimburses the costs incurred by you in connection with (i) your relocation to the Phoenix, Arizona area and (ii) temporary living arrangements in Phoenix, Arizona area.
     The Company agrees that if, prior to the sale of your home in Dallas, Texas and the completion of your permanent relocation to the Phoenix, Arizona area (including purchase of a home in Phoenix), the Company enters into an agreement that, if consummated, would result in a Change in Control (as defined in the CSK Auto Corporation 2004 Stock and Incentive Plan), then from and after the consummation of the Change in Control and until the earlier of (A) the date that is eight months after the consummation of the Change of Control transaction and (B) the date that is six months following the date of your termination of employment for any reason, the Company (and any successor thereto) will continue to reimburse you for relocation, home sale and purchase, and temporary living expenses on terms no less favorable than those provided to you prior to the consummation of the Change in Control, which items shall include, but shall not be limited to, the terms set forth in Appendices A & B hereto and, to the extent not inconsistent with Appendices A & B, the CSK Auto, Inc. Relocation Policy as in effect and applicable to you prior to the Change in Control.
signature page follows

Brian Woods
March 31, 2008

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

CSK AUTO, INC.

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

CSK AUTO CORPORATION

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

BRIAN WOODS

/s/ BRIAN K. WOODS

Brian Woods
March 31, 2008

Appendix A — Approved Relocation Expenses
Effective as of March 31, 2008, the following relocation and temporary living expense reimbursements have been approved by the Compensation Committee of the Board of Directors of the Company and CSK Auto Corporation:
•	Temporary housing consistent with the Executive’s existing accommodations in and around the Phoenix, Arizona metropolitan area or comparable housing in the Executive’s sole discretion.

•	The actual cost incurred by you of each of the expenses detailed on the relocation estimate attached hereto as Appendix B, whether you move to the Phoenix, Arizona metropolitan area or another city, and whether or not the actual amount of a particular expense equals or exceeds the amount shown on Appendix B; provided, however, that the reimbursement obligation for moving costs shall not exceed the estimated expense shown on Appendix B.

•	Reimbursement of the cost to transport you and your family and any and all of your personal goods back to Dallas, Texas following termination of your employment for any reason other than Cause.